Exhibit 99.1

                      PERRIGO COMPANY ANNOUNCES 10B5-1 PLAN

    ALLEGAN, Mich., June 16 /PRNewswire-FirstCall/ -- The Perrigo Company (Nasdaq: PRGO; TASE) today announced that it has adopted a written trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of its common stock in accordance with the share repurchase program authorized by its Board as announced on April 26, 2005. A broker or brokers selected by the Company will have the authority under terms and limitations specified in the plan to repurchase shares on behalf of the Company under the existing repurchase authorization. Under the terms of the plan, there can be no assurance that any shares will in fact be purchased. Purchases may be made under the plan beginning June 21, 2005.

    A 10b5-1 plan allows the Company to repurchase shares at times when it would ordinarily not be in the market because of the Company's trading policies. The Company would remain authorized to purchase shares after the termination of the 10b5-1 plan without further announcement.

    Perrigo Company is a leading global healthcare supplier and the world's largest manufacturer of over-the-counter (OTC) pharmaceutical and nutritional products for the store brand and contract manufacturing markets. Store brand products are sold by food, drug, mass merchandise, dollar store and club store retailers under their own labels. The Company also develops, manufactures and markets topical OTC pharmaceuticals, prescription generic drugs, active pharmaceutical ingredients and consumer products, and operates manufacturing and logistics facilities in the United States, Israel, United Kingdom, Mexico, and Germany. Visit Perrigo on the Internet (http://www.perrigo.com ).

    Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company's future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as "may," "will," "could," "would," "should," "expect," "plan," "anticipate,"

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"intend," "believe," "estimate," "predict," "potential" or other comparable terminology. Please see the "Cautionary Note Regarding Forward-Looking Statements" on pages 27 - 33 of the Company's Form 10-K for the year ended June 26, 2004 for a discussion of certain important factors that relate to forward-looking statements contained in this press release. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE  Perrigo Company
    -0-                             06/15/2005
    /CONTACT: Ernest J. Schenk, Manager, Investor Relations and Communication of Perrigo Company, +1-269-673-9212, or E-mail: Investor@perrigo.com /
    /First Call Analyst: /
    /FCMN Contact: phooker@perrigo.com /
    /Web site:  http://www.perrigo.com